PROSPECTUS	Pricing Supplement No. 4106
Dated June 17, 2004	Dated December 8, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No. 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Trade Date:	December 8, 2004
Settlement Date (Original Issue Date):	December 13, 2004
Maturity Date:	December 15, 2009
Principal Amount (in Specified Currency)	U.S.$ 100,000,000
Price to Public (Issue Price):	100.0454% (plus accrued interest from and including October 29, 2004 to but excluding December 13, 2004)
Agent's Discount or Commission:	0.250%
Net Proceeds to Issuer (in Specified Currency):	U.S.$ 99,795,400 (plus accrued interest from and including October 29, 2004 to but excluding December 13, 2004)
Interest Rate: Interest Calculation: ■ Regular Floating Rate  Inverse Floating Rate  Other Floating Rate
Interest Rate Basis:	LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus)	Plus 0.12%
Index Maturity:	Three Months
Spread Multiplier:	N/A
Index Maturity:	Quarterly
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each March 15th, June 15th, September 15th and December 15th of each year, commencing December 15, 2004.
Initial Interest Rate:	As determined on October 29, 2004.2.00267%
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date.
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
Page 2
Pricing Supplement No. 4106
Rule 424(b)(3)-Registration Statement
No.333-114095

Clearance and Settlement:

___	DTC Only.

X

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement).

___

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___	Euroclear and Clearstream, Luxembourg only.

CUSIP No.: 36962GM35

ISIN: US36962GM357

Common Code: 020482273

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
Page 3
Pricing Supplement No. 4106
Dated December 8, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the company's issue of US$ 1,000,000,000 Floating Rate Notes due December 15, 2009 as described in the company's pricing supplement number 4087 dated October 26, 2004.

Additional Information:

General.

At September 30, 2004, the Company had outstanding indebtedness totaling $320.210 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2004, excluding subordinated notes payable after one year was equal to $319.393 billion.

(Floating Rate)
Page 4
Pricing Supplement No. 4106
Dated December 8, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 30, 2004
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86	1.85

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at 100.0454% of the aggregate principal amount less an underwriting discount equal to 0.250% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.